Exhibit 10.2

Conformed Copy

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into as of December 3, 2012 (the “Effective Date”) between Lam Research Corporation, a Delaware corporation (“Lam”) and Axcelis Technologies, Inc., a Delaware corporation (“Company”).

1.                                    DEFINITIONS.  As used in this Agreement:

“Advanced Products” means the products described in Exhibit A.

“Affiliate” means, with respect to a party, any person or entity that controls, is controlled by, or is under common control with such party, where “control” means ownership of fifty percent (50%) or more of the outstanding voting securities (but only as long as such person or entity meets these requirements).

“Change of Control” means, with respect to a party, the occurrence of any of the following events: (a) any consolidation or merger of such party with or into any other entity in which the holders of such party’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer or assignment of securities of such party representing a majority of the voting power of all of such party’s outstanding voting securities to an acquiring party or group; or (c) the sale of all or substantially all of such party’s assets.

“Company Customer” means any Person who has purchased or purchases a Licensed Product from Company or any Affiliate of Company, whether prior to or after the Effective Date.

“Existing Configurations” means configurations of the Advanced Products that Company has sold to and installed for Existing Customers prior to the Effective Date.

“Existing Customers” means the persons or entities to whom Company has sold Licensed Products prior to the Effective Date.

“Ion Implant Applications” means any process for selectively implanting ions into defined areas of silicon or other substrates in order to create areas with different levels of conductivity or other material modifications (other than the removal of material) that enable the formation of integrated circuits.

“Intellectual Property”  means all algorithms, application programming interfaces, apparatus, chemical compositions and structures, circuit designs and assemblies, concepts, data, databases and data collections, designs, diagrams, documentation, drawings, flow charts, formulae, gate arrays, ideas and inventions (whether or not patentable or reduced to practice), IP cores, know-how, materials, marketing and development plans, marks (including brand names, product names, logos, and slogans), methods, models, net lists, network configurations and architectures, photomasks, procedures, processes, protocols, schematics, semiconductor devices, software code (in any form including source code and executable or object code), specifications, subroutines, techniques, test vectors, tools, uniform resource identifiers including uniform resource locators (URLs), user interfaces, web sites, works of authorship, and other forms of technology.

“Intellectual Property Rights” means any and all now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights; (c) trade secret rights; (d) patents, designs, algorithms, and other industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature throughout the universe, whether arising by operation of law, by contract or license, or otherwise; and (f) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of the foregoing.

“Lab System” means the “Lab System” acquired by Lam from Company pursuant to the Asset Purchase Agreement dated November [*], 2012 between Lam and Company, as such term is defined therein.

“Legacy Products” means the products described in Exhibit B.

“Licensed Marks” means the trademarks and trade names listed in Exhibit C (as such list may be updated from time to time by Lam upon notice to Company).

“Licensed Products” means the Advanced Products and the Legacy Products.

“Licensed Technology” means the “Intellectual Property Rights” acquired by Lam from Company pursuant to the Asset Purchase Agreement dated November [*], 2012 between Lam and Company, as such term is defined therein, together with any and all Company Inventions assigned or licensed to Lam pursuant to Section 2.2(a) of this Agreement.

“Order Deadline” means the date that is 180 days following the Effective Date.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, governmental authority or other entity.

“Prohibited Upgrade” means any part, component, sub-system, sub-assembly, or combination or series of parts, components, sub-systems or sub-assemblies of a Licensed Product that replaces an existing part, component, sub-system, sub-assembly, or combination or series of parts, components, sub-systems or sub-assemblies of an existing Licensed Product and, either individually or collectively, (i) increases the actual or potential productivity of such existing Licensed Product by 10% or more relative to the same Licensed Product prior to such replacement, (ii) has a standard list price of $50,000 or greater, (iii) upgrades an existing Licensed Product for advanced technology optimized for 90nm or below, or (iv) upgrades an existing Licensed Product to enhance capabilities for low material loss strip or clean.

“Support Period” means the period beginning on the Effective Date and ending on the third anniversary of the Effective Date.

“Transition Period” means the period beginning on the Effective Date and ending on the date that is nine months following the Effective Date.

2.                                   INTELLECTUAL PROPERTY

2.1 Licenses.  Subject to the terms and conditions of this Agreement, Lam grants to Company a non-exclusive, non-transferable (except as provided in Section 10.2), irrevocable (except as provided in Section 2.3 and Section 9.3(a)), royalty-free, worldwide license (without the right to grant sublicenses except to contract manufacturers, subject to Lam’s prior written consent, which shall not be unreasonably withheld) under the Licensed Technology:

(a)        during the Transition Period, to make, sell, offer for sale, and distribute Advanced Products, solely for the sale of Existing Configurations of such Advanced Products to Existing Customers who have placed non-cancellable purchase orders for such Advanced Products not later than the Order Deadline;

(b)       during the Support Period, to make, sell, offer for sale, and distribute Legacy Products;

(c)        to make, sell, offer for sale, and distribute spare and replacement parts and components for Licensed Products solely to the extent needed to enable Company to provide support and maintenance services with respect to Licensed Products owned by Company Customers in accordance with Section 3.1 hereof, which license shall be perpetual (for the duration of the Intellectual Property Rights in such Licensed Technology); provided, however, that in no event may Company make, sell, offer for sale, or distribute Prohibited Upgrades pursuant to this Section 2.1(c); and

(d)       to make, sell, offer for sale, and distribute semiconductor manufacturing equipment solely for Ion Implant Applications or equipment for photo-resist “curing” or photostabilization applications, or to make, sell, offer for sale and distribute equipment or processes solely for mask and reticle cleaning, which license shall be perpetual (for the duration of the Intellectual Property Rights in such Licensed Technology).

2.2 Ownership of Intellectual Property Rights.

(a)        All worldwide Intellectual Property Rights in the Licensed Technology and Licensed Products are the exclusive property of Lam and its suppliers.  All rights in and to the Licensed Technology not expressly granted to Company in this Agreement are reserved by Lam and its suppliers.    In the event, during the Support Period, that Company makes any improvements, developments and/or modifications to the Licensed Technology or Licensed Products or otherwise conceives, creates, develops, or reduces to practice any Intellectual Property, in any stage of development, in connection with performing its obligations under this Agreement or otherwise covering, related to, necessary for or used in making, using or selling, the Licensed Products or any part thereof, or otherwise related to, necessary for or used in the conduct of the business of developing and providing manufacturing equipment designed to perform dry strip or clean processes on a silicon wafer or substrate (each, a “Company Invention”), Company agrees that: (i) Company shall promptly notify Lam in writing of any such Company Invention; (ii) such Company Invention shall the sole and exclusive property of Lam; and (iii) Company hereby irrevocably and unconditionally assigns to Lam all right, title, and interest worldwide in and to such Company Invention and all Intellectual Property Rights thereto. If any Intellectual Property Rights in a Company Invention cannot (as a matter of law) be assigned by Company to Lam as provided in the preceding sentence, then (a) Company unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Lam with respect to such rights, and (b) Company unconditionally grants to Lam an exclusive, perpetual, irrevocable, worldwide, fully-paid license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the Company Invention in any medium or format, whether now known or hereafter discovered, (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from the Company Invention, and (iii) to exercise any and all other present or future rights in the Company Invention.  Company will, at Lam’s request, (a) cooperate with and assist Lam, both during and after the term of this Agreement, in perfecting, maintaining, protecting, and enforcing Lam’s rights in the Company Inventions, and (b) execute and deliver to Lam any documents deemed necessary or appropriate by Lam in its discretion to perfect, maintain, protect, or enforce Lam’s rights in the Company Inventions or otherwise carry out the purpose of this Agreement.  Without limiting the generality of the foregoing, Company will execute and deliver to Lam, at Lam’s request, a patent application assignment for any Company Invention for which Lam elects to file a patent application.  At Lam’s request, Company will promptly record such assignment with the United States Patent and Trademark Office.  Company hereby irrevocably designates and appoints Lam and its duly authorized officers and agents as Company’s agent and attorney-in-fact to act for and in Company’s behalf to execute, deliver and file any and all documents with the same legal force and effect as if executed by Company, if Lam is unable for any reason to secure Company’s signature on any document needed in connection with the actions described in this section.  Company acknowledges that this appointment is coupled with an interest.

(b)       Intellectual Property developed, acquired, or otherwise obtained by Company that is not included in the Licensed Technology (other than the commercially available licenses from Cimetrix Incorporated) which is either owned or licensed by the Company on the date hereof or licensed or obtained by Company from third parties hereafter may not be used by Company in making, selling or distributing Licensed Products.

2.3 Termination of Certain Licenses.  If Company enters into a Change of Control transaction, the licensed rights granted pursuant to Sections 2.1(a) and 2.1(b) of this Agreement will immediately cease to exist, and Company must promptly discontinue all further use of the Licensed Technology for the purposes described in Section 2.1(a) and Section 2.1(b) and certify to Lam in writing signed by an officer of Company that it has fully complied with this requirement.

3.                                    TRANSITION OBLIGATIONS

3.1 Customer Support.  Company agrees, during the Support Period, to be solely responsible for performing, and in a manner consistent with good industry practice, all installation, training, support, spares, upgrades and other services requested or required by Company Customers, at each Company Customer’s expense, with respect to Licensed Products that are sold by Company, subject to Section 2.1(c) hereof.  Company shall be responsible, without limitation, for maintaining, at Company’s sole expense, a sufficient inventory of spare parts and components to support the spares and service needs of Company Customers during the Support Period, and for maintaining a staff of properly trained technical support personnel sufficient to meet the support needs of Company Customers with respect to Licensed Products that are sold by Company.  Company may not refer any Company Customer to Lam for such support. Lam has no obligation under this Agreement to provide any services to, or respond to any requests from, Company Customers. However, Lam reserves the right to establish and maintain contact with any Company Customer in order to facilitate the delivery of any Licensed Product support needed by such Company Customer.

3.2 Transition Support.  Company agrees, during the Transition Period and as requested by Lam, to use reasonable commercial efforts to assist Lam in transitioning Existing Customers and Existing Customer processes to any dry strip or clean system(s) that Lam may designate and to recommend such Lam designated system to Existing Customers, which efforts will include making Company employees available to meet with Lam and with Existing Customers and to provide other services to Lam or Existing Customers, all as reasonably requested by Lam, at Company’s expense; provided, however, that any out-of-pocket expense incurred by Company at Lam’s request and pre-approved by Lam, including without limitation travel expenses, shall be reimbursed by Lam within 30 days of receipt of Company’s invoice.  Company will consult with Lam in good faith on a regular basis to report operational developments relating to the manufacture or sale of Licensed Products, changes in the status of relationships with Existing Customers or potential customers and other matters reasonably requested by Lam.  Subject to Section 6 hereof, Company agrees that any material communications between Company and any Existing Customer related to the Licensed Products, Lam or this Agreement will be subject to Lam’s prior approval.  Company’s responsibilities under this Section 3.2 shall include using its commercially reasonable efforts to (i) transfer all of Company’s knowledge, know-how and expertise related to the Licensed Products  to Lam, (ii) assist Lam in adapting Existing Customer processes, recipes and know-how related to any Licensed Product to Lam’s designated system and (iii) facilitate the successful qualification of Lam’s designated system for use with such Existing Customer processes and recipes.  Company further agrees to use commercially reasonable efforts, at Company’s sole expense (except for out-of-pocket expenses as described above), to assist Lam in obtaining any Existing Customer consents or approvals that Lam may deem necessary or desirable to permit the use of such Existing Customer recipes by Lam, whether in connection with a Licensed Product or any other system designated by Lam.

3.3 Maintenance and Operation of Lab System.  Subject to the provisions of this Agreement, Company agrees to hold the Lab System for and on behalf of Lam in Company’s facility.  Company has conducted within the last 30 days, or will conduct promptly following the Effective Date at no additional expense to Lam, a comprehensive maintenance and service of the Lab System including a complete review and assessment of the condition of the Lab System and all components thereof.  In the event the condition of the Lab System is not in good working order as of the Effective Date, Company agrees to perform all necessary repairs, replacements and updates, at no additional expense to Lam for either services or parts, in order to restore the Lab System to good working order.  Company further agrees, during the Transition Period, to maintain the Lab System and all related facilities, utilities, power and other connections in good working order and to operate the Lab System at Lam’s direction free of charge, other than reimbursement of Company’s actual, documented costs of wafers, consumable parts and other operating expenses, provided that such expenses are pre-approved by Lam prior to being incurred.  For the avoidance of doubt, Lam shall not be responsible for any facilities, utilities, power, infrastructure or other costs associated with the Lab System or the operation thereof during the Transition Period, other than such expenses as are pre-approved by Lam in accordance with the preceding sentence.  Upon Lam’s request, Company agrees to cooperate with Lam to arrange for the packaging and shipment of the Lab System in the manner and to the location reasonably specified by Lam, the cost of which shipment shall be paid by Lam.   Following the expiration of the Transition Period, if Lam has not requested the shipment of the Lab System from Company’s facility, Company and Lam will mutually agree on the location and maintenance of the Lab System.  Company shall ensure that, at all times prior to the delivery of the Lab System to Lam, Company shall provide Lam and its representatives with free and complete access (during normal working hours unless otherwise agreed) to the Lab System and to the subsystems, abatement and clean room infrastructure needed to operate the Lab System, and to such operating, technical and other records, data, documents and information relating to the Lab System as Lam may reasonably request.

3.4 Branding Restrictions.  Company will use the Licensed Marks to identify the Licensed Products and in all materials used to advertise, market, or promote the Licensed Products in a manner approved in advance by Lam.  Company agrees that all use of the Licensed Marks will comply with Lam’s then-current trademark usage guidelines and policies.  Company must reproduce, on all Licensed Products, and must not remove, alter, or obscure in any way all proprietary rights notices of Lam on or within the Licensed Products and the User Documentation.  Lam grants no rights in the Licensed Marks other than those granted in Section 2.1.  Company acknowledges Lam’s exclusive ownership of the Licensed Marks.  Company agrees not to take any action inconsistent with such ownership and to cooperate, at Lam’s request and expense, in any action which Lam deems necessary or desirable to establish or preserve Lam’s exclusive rights in and to the Licensed Marks.  Company will not adopt, use, or attempt to register any trademarks or trade names that are confusingly similar to the Licensed Marks or in such a way as to create combination marks with the Licensed Marks.  Company will provide Lam with samples of all products and materials that contain the Licensed Marks prior to their public use, distribution, or display for Lam’s quality assurance purposes and will obtain Lam’s written approval before such use, distribution, or display.  At Lam’s request, Company will modify or discontinue any use of the Licensed Marks if Lam determines that such use does not comply with Lam’s then-current trademark usage policies and guidelines.

4.                                    REPORTS AND RECORDS

4.1 Reports.  Within forty-five (45) days after the end of each fiscal quarter during the Support Period, Company will provide Lam with a written report stating (a) the number of Licensed Products made and sold by Company during such quarter, (b) the identity and location of the Company Customers that received such Licensed Products, (c) the date of shipment of such Licensed Products, and (d) any other information that may be reasonably requested by Lam.

4.2 Records.  At all times during the Support Period, and for at least three (3) years thereafter, Company will maintain at its principal place of business complete and accurate records with respect to Company’s activities pursuant to this Agreement, including a complete list of all Licensed Products made or sold by Company and a complete list of Company Customer names, addresses, electronic mail addresses, and primary contacts.

4.3 Audits.  Lam will have the right, during normal business hours and upon at least ten (10) days prior notice, to inspect Company’s facilities and audit Company’s records relating to Company’s activities pursuant to this Agreement in order to verify that Company has complied with the terms of this Agreement, including the terms of the licenses granted in Section 2.1 hereof.  The audit will be conducted at Lam’s expense, unless the audit reveals that Company has violated the terms of Section 2.1 or 4.1, in which case Company will reimburse Lam for all costs and expenses incurred by Lam in connection with such audit.

5.                                    COMPANY’S OTHER OBLIGATIONS

5.1 Compliance with Laws.  Company will at all times comply with all applicable laws and regulation in manufacturing and selling the Licensed Products.

5.2 Warranties Made by Company.  Company will not make or publish any representations, warranties, or guarantees on behalf of Lam concerning the Licensed Products.

5.3 Insurance.  Company shall, at its sole cost and expense, obtain and maintain in full force and effect appropriate liability insurance with reputable insurers and at such coverage levels as are customary in Company’s business.

6.                                    CONFIDENTIALITY

6.1 Confidential Information.  Each party (the “Disclosing Party”) may from time to time during the term of this Agreement disclose to the other party (the “Receiving Party”) certain information regarding the Disclosing Party’s business, including technical, marketing, financial, employee, planning, and other confidential or proprietary information (“Confidential Information”).  The Disclosing Party will mark all Confidential Information in tangible form as “confidential” or “proprietary” or with a similar legend.  The Disclosing Party will identify all Confidential Information disclosed orally as confidential at the time of disclosure and provide a written summary of such Confidential Information to the Receiving Party within thirty (30) days after such oral disclosure.  Regardless of whether so marked or identified, however, any information relating to the Licensed Technology that Company knew or should have known, under the circumstances, was considered confidential or proprietary by Lam will be considered Confidential Information of Lam.

6.2 Protection of Confidential Information.  The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and will disclose the Confidential Information of the Disclosing Party only to the employees of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party’s duty hereunder.  The Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

6.3 Exceptions.  The Receiving Party’s obligations under Section 6.2 with respect to any Confidential Information of the Disclosing Party will terminate if such information: (a) was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party; (b) is lawfully received by the Receiving Party from a third party without any confidentiality restrictions; (c) is, or through no fault of the Receiving Party has become, generally available to the public; or (d) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party’s Confidential Information.  In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is (i) approved in writing by the Disclosing Party, or (ii) required by law or by the order or a court of similar judicial or administrative body, provided that the Receiving Party, if permitted by law, notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

6.4 Return of Confidential Information.  The Receiving Party will return to the Disclosing Party all Confidential Information of the Disclosing Party in the Receiving Party’s possession or control and permanently erase all electronic copies of such Confidential Information promptly upon the written request of the Disclosing Party or the expiration or termination of this Agreement, whichever comes first.

6.5 Confidentiality of Agreement.  Except as provided in Section 5.7 of the Asset Purchase Agreement between the parties dated the date hereof, neither party will disclose any terms of this Agreement to anyone other than its Affiliates, attorneys, accountants, and other professional advisors under a duty of confidentiality except (a) as required by law or (b) pursuant to a mutually agreeable press release.

7.                                    WARRANTIES; INDEMNIFICATION

7.1 Warranties by Both Parties.  Each party warrants that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on such party’s behalf has been duly authorized and empowered to enter into this Agreement.

7.2 Disclaimer of Warranties.  THE LICENSED TECHNOLOGY IS PROVIDED “AS IS” AND COMPANY ACKNOWLEDGES THAT LAM MAKES NO WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE LICENSED TECHNOLOGY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT OF THIRD-PARTY RIGHTS.

7.3 Indemnification.  Company agrees to defend, indemnify and hold harmless Lam and its Affiliates from and against any claims, suits, losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) brought by third parties resulting from or relating to:

(a)        any breach by Company of its obligations, duties, or responsibilities under this Agreement;

(b)       any actions or omissions on the part of Company in making, selling or distributing the Licensed Products;

(c)        any claims against Lam made by Company Customers who receive the Licensed Products from Company.

Lam agrees to give Company prompt written notice of any such claim and cooperate with Company, at Company’s reasonable request and expense, in defending or settling the claim.

8.         LIMITATION OF LIABILITY. IN NO EVENT WILL LAM BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL OR INCIDENTAL DAMAGES,

INCLUDING ANY LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT.

9.                                    TERM AND TERMINATION

9.1 Term.  The term of this Agreement will begin on the Effective Date and continue indefinitely unless terminated pursuant to Section 9.2.

9.2 Termination.

(a)        Lam may terminate this Agreement, effective immediately upon written notice to Company, if:  (i) Company materially breaches any provision of this Agreement and does not cure the breach within forty-five (45) days after receiving written notice thereof from Lam; (ii) any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced by or against Company, or Company fails to continue to do business in the ordinary course, or Company becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, or Company applies for or consents to the appointment of a trustee, receiver or other custodian for Company, or makes a general assignment for the benefit of its creditors; or (iii) Company enters into a Change of Control transaction.

(b)       Company may terminate this Agreement, effective immediately upon written notice to Lam, if Lam materially breaches any provision of this Agreement and does not cure the breach within forty-five (45) days after receiving written notice thereof from Company.

9.3 Effects of Termination

(a)        Licenses.  Upon termination of this Agreement by Lam pursuant to Section 9.2(a)(i) or (ii), all licensed rights granted in this Agreement will immediately cease to exist, and Company must promptly discontinue all further use of the Licensed Technology and certify to Lam in writing signed by an officer of Company that it has fully complied with this requirement. Upon termination of this Agreement by Lam pursuant to Section 9.2(a)(iii) or by Company pursuant to Section 9.2(b), the licensed rights granted pursuant to Sections 2.1(c) and 2.1(d) of this Agreement will survive in perpetuity but Company shall have no other licensed rights under this Agreement.

(b)       Survival.  Sections 1 (Definitions), 2.2 (Ownership of Intellectual Property Rights), 6 (Confidentiality), 7 (Warranties; Indemnification), 8 (Limitation of Liability), 9.3 (Effects of Termination), and 10 (General) will survive expiration or termination of this Agreement for any reason.

10.                            GENERAL

10.1     Export and Import Laws.  Company will comply with all applicable export and import control laws and regulations in its use of the Licensed Technology.

10.2     Assignments.  Neither party may assign or transfer, by operation of law or otherwise, any of its rights under this Agreement (including any licenses with respect to the

Licensed Technology) or delegate any of its duties under this Agreement to any third party without the other party’s prior written consent, except that a party may assign this Agreement without such consent to its successor in interest by way of merger, acquisition or sale of all or substantially all of its assets.  Any attempted assignment or transfer in violation of the foregoing will be void. The terms of this Agreement shall be binding upon assignees.  For the avoidance of doubt, the provisions of this Agreement relating to Company’s entry into a Change of Control transaction shall apply notwithstanding this Section 10.2.

10.3     Notices.  All notices, consents and approvals under this Agreement must be delivered in writing by courier, by electronic facsimile (fax), or by certified or registered mail, (postage prepaid and return receipt requested) to the other party at the address set forth beneath such party’s signature, and will be effective upon receipt or three (3) business days after being deposited in the mail as required above, whichever occurs sooner.  Either party may change its address by giving notice of the new address to the other party.

10.4     Governing Law and Venue.  This Agreement will be governed by the laws of the State of New York as such laws apply to contracts between New York residents performed entirely within New York.  Any action or proceeding arising from or relating to this Agreement must be brought in a federal court in the Southern District of New York or in state court in New York, New York, and each party irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding.

10.5     Remedies.  The parties’ rights and remedies under this Agreement are cumulative.  Company acknowledges that the Licensed Technology contains valuable trade secrets and proprietary information of Lam, that any actual or threatened breach of Section 6 (Confidentiality) will constitute immediate, irreparable harm to Lam for which monetary damages could be an inadequate remedy, and that injunctive relief may be an appropriate remedy for such breach.  If Company continues to make or sell Licensed Products after its right to do so has terminated or expired, Lam will be entitled to immediate injunctive relief without the requirement of posting bond, including an order directing that any Licensed Products that Company attempts to import into any country or territory be seized, impounded, and destroyed by customs officials.  Lam acknowledges that any actual or threatened breach by Lam of the licenses granted in Section 2.1 will constitute immediate, irreparable harm to Company for which monetary damages could be an inadequate remedy, and that injunctive relief may be an appropriate remedy for such breach.  If any legal action is brought to enforce this Agreement, the prevailing party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive.

10.6     Waivers.  All waivers must be in writing.  Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

10.7     Severability.  If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

10.8     Construction.  The headings of Sections of this Agreement are for convenience and are not to be used in interpreting this Agreement.  As used in this Agreement, the word “including” means “including but not limited to.”

10.9     Counterparts.  This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

10.10   Force Majeure.  Any delay in the performance of any duties or obligations of either party will not be considered a breach of this Agreement if such delay is caused by a fire, earthquake, flood, or any other event beyond the reasonable control of such party, provided that such party uses reasonable efforts, under the circumstances, to notify the other party of the circumstances causing the delay and to resume performance as soon as possible.

10.11   Independent Contractors.  Company’s relationship to Lam is that of an independent contractor, and neither party is an agent or partner of the other.  Company will not have, and will not represent to any third party that it has, any authority to act on behalf of Lam.

10.12   Entire Agreement.  This Agreement constitutes the entire agreement between the parties regarding the subject hereof and supersedes all prior or contemporaneous agreements, understandings, and communication, whether written or oral.  This Agreement may be amended only by a written document signed by both parties.  The terms on any purchase order or similar document submitted by Company to Lam will have no effect.

IN WITNESS WHEREOF, the parties have executed this Transition Agreement as of the Effective Date.

LAM RESEARCH CORPORATION	AXCELIS TECHNOLOGIES, INC.

By: /s/ Sarah O’Dowd	By: /s/ Jay Zager

Name: Sarah O’Dowd	Name: Jay Zager

Title: Group Vice President and Chief Legal Officer	Title: Executive Vice President and Chief Financial Officer

Address for Notice:	Address for Notice:

4650 Cushing Parkway	108 Cherry Hill Drive
Fremont, CA 94538	Beverly, MA 01915
Attn: General Counsel	Attn: General Counsel
Fax: (510) 572-2876	Fax: 978-787-4090

EXHIBIT A

ADVANCED PRODUCTS

Product Line Family	Wafer Size	Product
Chuck based systems	300	Integra RS
	300	Integra ES
	300	RapidStrip 320 (RpS320)
Lamp based systems	300	RadiantStrip 320(RdS320),
	300	RadiantStrip ES (RdS320ES)
	300	RadiantStrip 320i (RdS320i)
	300	RadiantStrip 320 Low K (RdS320LK)

EXHIBIT B

LEGACY PRODUCTS

Product Line Family	Wafer Size	Product
Chuck based systems	150, 200	RapidStrip 210 (RpS210)
Lamp based systems	200	RadiantStrip 220ES-SMIF (RdS220ES-SMIF)
	200	RadiantStrip 220-SMIF (RdS220-SMIF)
	200	RadiantStrip 220ES (RdS220ES)
	200	RadiantStrip 220 (RdS220)
	150, 200	FusionGemini ES (GES)
	150, 200	FusionGemini ES –IS (GES-IS)
	150, 200	FusionGemini Asher (GPL)
	150, 200	FusionGemini Asher (GPL-IS)

EXHIBIT C

LICENSED MARKS

The tradenames listed for the Products on Exhibit A and B.